Results of Proxy Voting

A special meeting of shareholders of the series of the Trust was held on April 20, 2015. The special meeting was held for the purpose of electing six (6) Trustees to the Trusts Board of Trustees.
Shareholders of all series of the Trust voted together on the proposal, and elected the following six (6) Trustees at the special meeting:

George E. Borst
Jennifer Holden Dunbar
Douglas M. Hodge
Gary F. Kennedy
Peter B. McCarthy
Ronald C. Parker

The results of the proxy solicitation on the preceding matter were as follows:

PIMCO FUNDS


Trustee Nominee		 For 			Withheld
George E. Borst 	40,204,798,054 		999,827,540
Jennifer Holden Dunbar 	40,154,042,956 		1,050,582,638
Douglas M. Hodge 	33,602,979,754 		7,601,645,840
Gary F. Kennedy 	40,197,481,810 		1,007,143,784
Peter B. McCarthy 	40,231,575,901 		973,049,693
Ronald C. Parker 	40,216,305,187 		988,320,407


Certain series of the Trusts shares were held by PIMCO advised funds or accounts for which PIMCO had discretionary authority to vote proxies. Accordingly, PIMCO voted such shares in proportion to the votes of all other Trust shareholders voting on the proposal.